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                                                                       EXHIBIT 5



April 21, 2000

Board of Directors
SouthBanc Shares, Inc.
907 North Main Street
Anderson, South Carolina 29621

     Re:  Registration Statement Under the Securities Act of 1933
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Ladies and Gentlemen:

     This opinion is rendered in connection with the registration under the Securities Act of 1933, as amended, (the "Act") of 3,124,222 shares (the "Securities") of common stock, par value $.01 per share (the "Common Stock"), of SouthBanc Shares, Inc. (the "Company"), in connection with the merger of Heritage Bancorp, Inc. with and into the Company (the "Merger"). As special counsel to the Company, we have reviewed such corporate records, certificates and other documents, and such legal matters as we have deemed appropriate for the purpose of rendering this opinion. In all examinations of records, certificates and documents, we have assumed the genuineness of all signatures on original and certified documents and the conformity to original and certified documents of all copies submitted to us as conformed, photostatic or other copies.

     Upon the basis of the foregoing, we are of the opinion that the Common Stock, when issued and sold in accordance with the terms of the Merger, set forth in the registration statement on Form S-4 of the Company (the "Registration Statement"), will be validly issued, fully paid, and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the heading "Legal Matters" in the Company's joint proxy statement-prospectus included as part of the Registration Statement.

                                   Very truly yours,

                                   /S/ MALIZIA SPIDI & FISCH, PC
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                                   MALIZIA SPIDI & FISCH, PC